UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 23, 2019

LIQUIDITY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-51813	52-2209244
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6931 Arlington Road, Suite 200, Bethesda, MD	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (202) 467-6868

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company †

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. †

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Commercial Officer
To capitalize on attractive market opportunities and more closely align with its RISE growth strategy priorities, including: Recovery maximization, Increasing sales volume, Service expansion and Expense leverage, Liquidity Services, Inc. (the “Company”) implemented a strategic reorganization effective as of April 23, 2019. As part of this reorganization, Liquidity Services announced the promotion of John (JD) Daunt, age 53, to EVP and Chief Commercial Officer of the Company. Mr. Daunt will be responsible for sales and service delivery for all the Company’s marketplaces. This new organizational structure builds on and advances the important business process integration work the Company has done over the last year, consistent with its RISE strategy.

Since January 2019, Mr. Daunt has served as SVP, Sales and Operations, responsible for leading the Company’s Capital Assets Group (CAG) sales and service delivery operations in North America, where he was instrumental in enhancing growth and profitability. From September 2015 to December 2018, Mr. Daunt served as SVP Operations, responsible for leading CAG’s business operations in North America, including a team of approximately 400 staff in project management, field operations and customer service. From November 2014 to September 2015, Mr. Daunt served as SVP, Global Account Management, where he led sales to Fortune 500 corporate clients. Prior to joining Liquidity Services in November 2014, Mr. Daunt served as Senior Vice President at FedBid, Inc., an online reverse auction marketplace that business and government agencies leverage to handle their purchasing requirements, from March 2013 until November 2014.

In connection with his appointment as EVP and Chief Commercial Officer, Mr. Daunt will receive a base salary of $300,000 and his target bonus percentage will be 60% of his base salary, prorated for fiscal year 2019. The Company’s Board of Directors has also approved the grant of 40,000 stock options and 30,000 restricted stock units to Mr. Daunt. 20,000 of the stock options and 15,000 of the restricted stock units will vest, if at all, based on the Company's achievement of total shareholder return (“TSR”) milestones. TSR is calculated based on the change in the Company’s stock price during the performance period. 20,000 of the stock options will vest over time, with 25% of this option grant vesting on May 1, 2020 and, thereafter, the remaining 75% of the option grant will vest in thirty-six equal monthly installments. 15,000 of the restricted stock units will vest over time, with 25% of this restricted stock unit award vesting on May 1, 2020 and an additional 25% vesting on each of May 1, 2021, 2022 and 2023.

Departure of Certain Executive Officers
Effective April 23, 2019 (the “Termination Date”), the Company terminated the employment of Mr. James M. Rallo, the President of the Company’s Capital Assets Group and Retail Supply Chain Group, without cause due to the elimination of his position. The Company thanks Mr. Rallo for his many years of service and significant contributions to the Company’s development and wishes him well in his future endeavors.

In addition, on April 23, 2019, Roger Gravley announced his intention to retire. Mr. Gravley is stepping down from his position as President, GovDeals, effective immediately. Mr. Gravley will remain as Chief Information Officer until his retirement on May 13, 2019 after which point he will serve as a senior advisor to the Company on a consulting basis from time to time. The Company thanks Mr. Gravley for his many years of service and significant contributions to the Company’s development and wishes him well in his retirement.

Item 7.01.  Regulation FD Disclosure.
On April 25, 2019, the Company issued a press release announcing the changes described above, among other things.

A copy of the press release is being furnished as Exhibit 99.1 hereto and is incorporated herein by reference. The information in this Item 7.01 and the related Item 9.01, including the press release furnished as Exhibit 99.1 hereto, is being furnished and shall not be deemed to be “filed” for purposes of  Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended, nor shall it be deemed incorporated by reference into any of the Company’s reports or filings with the Securities and Exchange Commission, whether made before or after the date hereof, except as expressly set forth by specific reference in such report or filing.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibit No.	Description
99.1	Press Release dated April 25, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUIDITY SERVICES, INC.
(Registrant)

Date: April 25, 2019	By:	/s/ Mark A. Shaffer
	Name:	Mark A. Shaffer
	Title:	Vice President, General Counsel and Corporate Secretary

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